Exhibit 5

THE LAW OFFICES OF
JOSEPH L. PITTERA
ATTORNEY AND COUNSELOR AT LAW
2214 TORRANCE BLVD., SUITE 101
TORRANCE, CALIFORNIA 90501
(310) 328-3588
FAX (310) 328-3063

April 20, 2011

Kurt Wise, CEO
Wise Sales, Inc.
4701 Washington Ave., Suite 210
Racine, Wisconsin 53406

Re:  Wise Sales, Inc.
Opinion of Counsel for Registration Statement on Form S-1

Dear Mr. Wise:

We have acted as special counsel for Wise Sales, Inc. (the “Company”) for the limited purpose of rendering this opinion in connection with the registration on Form S-1 of 3,000,000 shares (the “Shares”) of the Company’s common stock at the price of $0.01 per share.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents: (1) Articles of Incorporation of the Company, as amended; (2) Bylaws of the Company, as amended; (3) the records of corporate proceedings relating to the issuance of the Shares; (4) the Registration Statement on Form S-1; and (5) such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

We confirm and are of the opinion that:

1. The Company was duly incorporated pursuant to the laws of the State of Nevada and is a subsisting company in good standing.  The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid and non-assessable.  The common stock to be registered under this Form S-1 Registration Statement will be duly authorized, validly issued, fully paid for and non-assessable.

2.  To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the Registration Statement.  We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other governmental agency, other than as set forth in the Registration Statement.  We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the Registration Statement.

3.  The Company’s outstanding shares are all common shares.  There is no liquidation preference right held by the present Shareholders upon voluntary or involuntary liquidation of the Company.

We do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Nevada, all applicable provisions of Nevada State Constitution and all reported judicial decisions interpreting those laws as well as U.S. federal securities law.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

By:	/s/ Joseph L. Pittera
Joseph L. Pittera, Esq.